CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price1	Amount of Registration Fee
Senior Fixed to Floating Rate Notes due 2031	$9,000,000	$1,044.90
(1)     The maximum aggregate offering price relates to an additional $9,000,000 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. 878 to Registration Statement No. 333-156423.

July 2011 Amendment No. 1 dated July 28, 2011 to Pricing Supplement No. 878 Registration Statement No. 333-156423 Dated July 13, 2011 Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED INVESTMENTS

Senior Fixed to Floating Rate Notes due July 29, 2031
CMS Curve and Russell 2000® Index Linked Range Accrual Notes
As further described below, interest will accrue monthly on the notes at a rate of (i) Years 1-3: 8.50% per annum and (ii) Years 4 to maturity: 8.50% per annum for each day that (A) the 30-Year Constant Maturity Swap Rate (“30CMS”) is greater than or equal to the 2-Year Constant Maturity Swap Rate (“2CMS”) and (B) the closing level of the Russell 2000® Index is greater than or equal to 600.  The notes provide investors with the opportunity to earn interest at a higher rate in exchange for taking the risk of receiving no interest with respect to any day on which long-term interest rates, as measured by 30CMS, are less than short-term interest rates, as measured by 2CMS, or on which the underlying equity index level is below the index reference level.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,000,000
Issue price:	At variable prices
Stated principal amount:	$1,000 per note
Pricing date:	July 13, 2011
Original issue date:	July 29, 2011 (12 business days after the pricing date)
Maturity date:	July 29, 2031
Interest accrual date:	July 29, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
From and including the original issue date to but excluding July 29, 2014: 8.50%
From and including July 29, 2014 to but excluding the maturity date (the “floating interest rate period”):
(x) 8.50% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which (i) the level of the CMS reference index is greater than or equal to the CMS reference index strike and (ii) the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the floating interest rate period the level of the CMS reference index is less than the CMS reference index strike or the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.

Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 29th day of each calendar month (or the last calendar day with respect to February), beginning August 29, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	Actual/Actual
Early redemption:	Not applicable
CMS reference index:	30-Year Constant Maturity Swap Rate minus 2-Year Constant Maturity Swap Rate. Please see “Additional Provisions—CMS Reference Index” below.
CMS reference index strike:	0.00%
CMS reference index cutoff:
Floating interest rate period:   The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the CMS reference index on such third U.S. government securities business day prior to such interest payment date.

Index:	The Russell 2000® Index
Index closing value:	The daily closing value of the index. Please see “Additional Provisions—The Russell 2000® Index” below.
Index reference level:	600
Index cutoff:
Floating interest rate period: The index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value on such third index business day prior to such interest payment date.

Specified currency:	U.S. dollars
CUSIP / ISIN:	61745E3S8 / US61745E3S87
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to Public(1)(2)	Agent’s Commission(2)	Proceeds to Issuer
Per Note	At variable prices	$40	$960
Total	At variable prices	$400,000	$9,600,000
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note. See “Risk Factors—The price you pay for the notes may be higher than the prices paid by other investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors, of up to $40 per note depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008                    Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Senior Fixed to Floating Rate Notes due July 29, 2031
CMS Curve and Russell 2000® Index Linked Range Accrual Notes

The Notes

The notes are debt securities of Morgan Stanley.  Interest on the notes during the floating interest rate period will accrue for each day that 30CMS is greater than or equal to 2CMS and the closing level of the Russell 2000® Index is greater than or equal to 600.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount of each note is $1,000 and the issue price is variable. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

CMS Reference Index

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 30CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 30CMS level shall be the 30CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate (which we refer to as “2CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 2CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 2CMS level shall be the 2CMS level on the immediately preceding U.S. government securities business day. This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the CMS reference index in effect on such third U.S. government securities business day prior to such interest payment date.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

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CMS Curve and Russell 2000® Index Linked Range Accrual Notes

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the CMS reference index must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

The Russell 2000® Index

The Russell 2000® Index (the “index” or the “Russell 2000 Index”) is an index calculated, published and disseminated by Russell Investment Group (formerly, Frank Russell Company) and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000 Index is described under “Annex A—The Russell 2000® Index” herein.

Index Closing Value

The index closing value on any calendar day during the floating interest rate period (each, an “index determination date”) will equal the official closing value of the index as published by the index publisher or its successor, or in the case of any successor index, the official closing value for such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the third index business day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such third index business day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.  In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Annex A—The Russell 2000® Index—Discontinuance of the Russell 2000® Index; Alteration of Method of Calculation.”

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index, or any successor index, and (ii) any futures or options contracts related to the index or to any security then included in the index.

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of the method of calculation, see “Annex A—The Russell 2000® Index—Market Disruption Event” and “—Discontinuance of the Russell 2000® Index; Alteration of Method of Calculation” herein.

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Senior Fixed to Floating Rate Notes due July 29, 2031
CMS Curve and Russell 2000® Index Linked Range Accrual Notes

Hypothetical Examples

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any month in the floating interest rate period based on the total number of calendar days in a monthly interest payment period on which the level of the CMS reference index is greater than or equal to the CMS reference index strike and the index closing value is greater than or equal to the index reference level. The table assumes that the interest payment period contains 30 calendar days and an interest rate of 8.50% per annum.

The example below is for purposes of illustration only and would provide different results if different assumptions were made.  The actual monthly interest payments will depend on the actual number of calendar days in each interest payment period and the actual level of the CMS reference index and index closing value on each day.  The applicable interest rate for each monthly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.
N	Hypothetical Interest Rate
0	0.0000%
5	1.4167%
10	2.8333%
15	4.2500%
20	5.6667%
25	7.0833%
30	8.5000%

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CMS Curve and Russell 2000® Index Linked Range Accrual Notes

Historical Information

CMS Reference Index

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate for the period from January 1, 1996 to July 28, 2011.  The historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index.  We cannot give you any assurance that the level of the CMS reference index will be greater than or equal to the CMS reference index strike on any day of any interest payment period during the floating interest rate period.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW”), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the CMS reference index level.

*The bold line in the graph above represents the CMS reference index strike of 0.00%.

Historical period
Total number of days in historical period	5,688
Number of days that CMS reference index was greater than or equal to 0.00%	5,675
Number of days that CMS reference index was less than 0.00%	13

The historical performance shown above is not indicative of future performance. The CMS reference index level may in the future be negative for extended periods of time. During the floating interest rate period, you will not receive interest for any day that the CMS reference index is negative.

Moreover, during the floating interest rate period, even if the CMS reference index level is greater than or equal to zero on any day, if the Russell 2000® Index level is less than the index reference level on that day, you will not receive any interest for that day.

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Senior Fixed to Floating Rate Notes due July 29, 2031
CMS Curve and Russell 2000® Index Linked Range Accrual Notes

Russell 2000® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for the index for each quarter in the period from January 1, 2006 through July 28, 2011.  The graph following the table sets forth the daily closing values of the index for the period from January 1, 1996 through July 28, 2011.  The closing value of the index on July 28, 2011 was 799.34.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on any day of any interest payment period during the floating interest rate period.  The payment of dividends on the stocks that constitute the index are not reflected in its level and, therefore, have no effect on the calculation of the payment of interest.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

Russell 2000® Index	High	Low	Period End
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter (through July 28, 2011)	858.11	799.34	799.34

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CMS Curve and Russell 2000® Index Linked Range Accrual Notes

*The bold line in the graph above represents the index reference level of 600.

Historical period
Total number of days in the historical period, beginning on March 6, 2000**	4,162
Number of days on or after March 6, 2000 that the index was greater than or equal to 600	2,032
Number of days on or after March 6, 2000 that the index was less than 600	2,130

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CMS Curve and Russell 2000® Index Linked Range Accrual Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS, 2CMS and the index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

Yield Risk

▪
If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly.  It is possible that the level of the CMS reference index will be less than the CMS reference index strike or that the index closing value will be less than the index reference level for so many days during any monthly interest payment period during the floating interest rate period, that the interest payment for that monthly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  To the extent that the level of the CMS reference index is less than the CMS reference index strike or that the index closing value is less than the index reference level, during the floating interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your notes at such time.

▪
The level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the level of the CMS reference index on such third day.  Because the level of the CMS reference index for any day from and including the third U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the level of the CMS reference index on such third day, if the level of the CMS reference index on that U.S. government securities business day is less than the CMS reference index strike, you will not receive any interest in respect of those three days even if the level of the CMS reference index as actually calculated on any of those days were to be greater than or equal to the CMS reference index strike.

▪
The index closing value for any day from and including the third index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value for such third day. Because the index closing value for any day from and including the third index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value on such third day, if the index closing value for that index business day is less than the index reference level, you will not receive any interest in respect of any days on or after that third index business day to but excluding the interest payment date even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

▪
The historical performance of 30CMS, 2CMS and the index are not an indication of future performance. Historical performance of 30CMS, 2CMS and the index should not be taken as an indications of their future performance during the term of the notes.  Changes in the levels of 30CMS, 2CMS and the index will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

Issuer Risk

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk. The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Senior Fixed to Floating Rate Notes due July 29, 2031
CMS Curve and Russell 2000® Index Linked Range Accrual Notes

Market Risk

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) changes in the level of 30CMS and 2CMS, (ii) changes in the level of the index closing value, (iii) volatility of 30CMS and 2CMS, (iv) volatility of the index, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vii) any actual or anticipated changes in our credit ratings or credit spreads, and (viii) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the level of the CMS reference index is less than the CMS reference index strike or the index closing value is less than the index reference level, during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Variable Pricing Risk

▪
The price you pay for the notes may be higher than the prices paid by other investors.  The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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CMS Curve and Russell 2000® Index Linked Range Accrual Notes

Conflicts of Interest

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the CMS reference index specifically, or with respect to the index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CMS reference index, the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you on the notes.  See “Annex A—The Russell 2000® Index—Market Disruption Event” and “—Discontinuance of the Russell 2000® Index; Alteration of Method of Calculation.”

Index Specific Risk Factors

▪
Adjustments to the index could adversely affect the value of the notes.  The publisher of the index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the notes.  The publisher of the index may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

▪
You have no shareholder rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

▪	Investing in the notes is not equivalent to investing in the index or the stocks underlying the index. Investing in the notes is not equivalent to investing in the index or its component stocks.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the index.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  Some of our subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day the notes are priced for initial sale to the public could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level during the term of the notes.

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CMS Curve and Russell 2000® Index Linked Range Accrual Notes

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on July 29, 2011, which will be the twelfth scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per note and will not be more than $1,000 per note.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors, of up to $40 per note depending on market conditions.  The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 5.6325% per annum, compounded monthly; and the projected payment schedule with respect to a note consists of the following payments:

August 29, 2011	$7.22	April 29, 2018	$4.37	December 29, 2024	$3.18
September 29, 2011	$7.22	May 29, 2018	$4.20	January 29, 2025	$3.30
October 29, 2011	$6.99	June 29, 2018	$4.32	February 28, 2025	$3.20
November 29, 2011	$7.22	July 29, 2018	$4.16	March 29, 2025	$3.09
December 29, 2011	$6.99	August 29, 2018	$4.27	April 29, 2025	$3.31

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January 29, 2012	$7.20	September 29, 2018	$4.24	May 29, 2025	$3.21
February 29, 2012	$7.20	October 29, 2018	$4.08	June 29, 2025	$3.32
March 29, 2012	$6.73	November 29, 2018	$4.19	July 29, 2025	$3.22
April 29, 2012	$7.20	December 29, 2018	$4.02	August 29, 2025	$3.34
May 29, 2012	$6.97	January 29, 2019	$4.12	September 29, 2025	$3.34
June 29, 2012	$7.20	February 28, 2019	$3.96	October 29, 2025	$3.24
July 29, 2012	$6.97	March 29, 2019	$3.80	November 29, 2025	$3.36
August 29, 2012	$7.20	April 29, 2019	$4.03	December 29, 2025	$3.25
September 29, 2012	$7.20	May 29, 2019	$3.87	January 29, 2026	$3.37
October 29, 2012	$6.97	June 29, 2019	$3.97	February 28, 2026	$3.27
November 29, 2012	$7.20	July 29, 2019	$3.81	March 29, 2026	$3.16
December 29, 2012	$6.97	August 29, 2019	$3.91	April 29, 2026	$3.38
January 29, 2013	$7.22	September 29, 2019	$3.89	May 29, 2026	$3.28
February 28, 2013	$6.99	October 29, 2019	$3.74	June 29, 2026	$3.40
March 29, 2013	$6.75	November 29, 2019	$3.84	July 29, 2026	$3.29
April 29, 2013	$7.22	December 29, 2019	$3.70	August 29, 2026	$3.41
May 29, 2013	$6.99	January 29, 2020	$3.79	September 29, 2026	$3.42
June 29, 2013	$7.22	February 29, 2020	$3.77	October 29, 2026	$3.31
July 29, 2013	$6.99	March 29, 2020	$3.52	November 29, 2026	$3.43
August 29, 2013	$7.22	April 29, 2020	$3.75	December 29, 2026	$3.32
September 29, 2013	$7.22	May 29, 2020	$3.61	January 29, 2027	$3.45
October 29, 2013	$6.99	June 29, 2020	$3.71	February 28, 2027	$3.34
November 29, 2013	$7.22	July 29, 2020	$3.59	March 29, 2027	$3.23
December 29, 2013	$6.99	August 29, 2020	$3.69	April 29, 2027	$3.46
January 29, 2014	$7.22	September 29, 2020	$3.68	May 29, 2027	$3.35
February 28, 2014	$6.99	October 29, 2020	$3.55	June 29, 2027	$3.47
March 29, 2014	$6.75	November 29, 2020	$3.66	July 29, 2027	$3.36
April 29, 2014	$7.22	December 29, 2020	$3.53	August 29, 2027	$3.48
May 29, 2014	$6.99	January 29, 2021	$3.66	September 29, 2027	$3.49
June 29, 2014	$7.22	February 28, 2021	$3.53	October 29, 2027	$3.38
July 29, 2014	$6.99	March 29, 2021	$3.41	November 29, 2027	$3.49
August 29, 2014	$6.02	April 29, 2021	$3.63	December 29, 2027	$3.38
September 29, 2014	$5.96	May 29, 2021	$3.51	January 29, 2028	$3.49
October 29, 2014	$5.73	June 29, 2021	$3.62	February 29, 2028	$3.50
November 29, 2014	$5.86	July 29, 2021	$3.49	March 29, 2028	$3.28
December 29, 2014	$5.62	August 29, 2021	$3.60	April 29, 2028	$3.51
January 29, 2015	$5.76	September 29, 2021	$3.60	May 29, 2028	$3.40
February 28, 2015	$5.52	October 29, 2021	$3.48	June 29, 2028	$3.52
March 29, 2015	$5.29	November 29, 2021	$3.58	July 29, 2028	$3.41
April 29, 2015	$5.60	December 29, 2021	$3.46	August 29, 2028	$3.52
May 29, 2015	$5.37	January 29, 2022	$3.57	September 29, 2028	$3.52
June 29, 2015	$5.50	February 28, 2022	$3.44	October 29, 2028	$3.41
July 29, 2015	$5.29	March 29, 2022	$3.30	November 29, 2028	$3.52
August 29, 2015	$5.41	April 29, 2022	$3.52	December 29, 2028	$3.41
September 29, 2015	$5.36	May 29, 2022	$3.40	January 29, 2029	$3.53
October 29, 2015	$5.15	June 29, 2022	$3.50	February 28, 2029	$3.42
November 29, 2015	$5.28	July 29, 2022	$3.38	March 29, 2029	$3.30
December 29, 2015	$5.07	August 29, 2022	$3.48	April 29, 2029	$3.53
January 29, 2016	$5.18	September 29, 2022	$3.47	May 29, 2029	$3.41
February 29, 2016	$5.14	October 29, 2022	$3.35	June 29, 2029	$3.53
March 29, 2016	$4.77	November 29, 2022	$3.45	July 29, 2029	$3.41
April 29, 2016	$5.07	December 29, 2022	$3.33	August 29, 2029	$3.53
May 29, 2016	$4.86	January 29, 2023	$3.43	September 29, 2029	$3.52
June 29, 2016	$4.99	February 28, 2023	$3.31	October 29, 2029	$3.41
July 29, 2016	$4.79	March 29, 2023	$3.19	November 29, 2029	$3.53
August 29, 2016	$4.92	April 29, 2023	$3.40	December 29, 2029	$3.41
September 29, 2016	$4.89	May 29, 2023	$3.28	January 29, 2030	$3.52
October 29, 2016	$4.70	June 29, 2023	$3.38	February 28, 2030	$3.41
November 29, 2016	$4.83	July 29, 2023	$3.26	March 29, 2030	$3.28
December 29, 2016	$4.65	August 29, 2023	$3.36	April 29, 2030	$3.50
January 29, 2017	$4.78	September 29, 2023	$3.34	May 29, 2030	$3.38
February 28, 2017	$4.60	October 29, 2023	$3.23	June 29, 2030	$3.50
March 29, 2017	$4.42	November 29, 2023	$3.33	July 29, 2030	$3.38
April 29, 2017	$4.70	December 29, 2023	$3.21	August 29, 2030	$3.49
May 29, 2017	$4.52	January 29, 2024	$3.31	September 29, 2030	$3.49
June 29, 2017	$4.64	February 29, 2024	$3.30	October 29, 2030	$3.37
July 29, 2017	$4.47	March 29, 2024	$3.09	November 29, 2030	$3.48
August 29, 2017	$4.59	April 29, 2024	$3.30	December 29, 2030	$3.36
September 29, 2017	$4.57	May 29, 2024	$3.19	January 29, 2031	$3.47
October 29, 2017	$4.39	June 29, 2024	$3.29	February 28, 2031	$3.36

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November 29, 2017	$4.51	July 29, 2024	$3.18	March 29, 2031	$3.25
December 29, 2017	$4.34	August 29, 2024	$3.29	April 29, 2031	$3.47
January 29, 2018	$4.47	September 29, 2024	$3.28	May 29, 2031	$3.36
February 28, 2018	$4.30	October 29, 2024	$3.18	June 29, 2031	$3.47
March 29, 2018	$4.11	November 29, 2024	$3.29	July 29, 2031	$1,003.36

The “comparable yield” and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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Annex A—The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (formerly, Frank Russell Company) and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on either the NYSE or NYSE Alternext US LLC or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000® Index is reported by Bloomberg Financial Markets under ticker symbol “RTY.”

Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Russell Investments must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index.  The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.  To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index.  In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

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•
Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

•
Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•
Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index.  The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

•
“No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

•
Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•
When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

•
Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

•
Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Index.  Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000 Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

License Agreement between Russell Investment Group and Morgan Stanley.  Russell Investment Group and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Russell Investment Group, in connection with securities, including the notes.

The license agreement between Russell Investment Group and Morgan Stanley provides that the following language must be set forth herein:

The notes are not sponsored, endorsed, sold or promoted by Russell Investment Group.  Russell Investment Group makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same.  Russell Investment Group’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell Investment Group as to the advisability of investment in any or all of the securities

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upon which the Russell 2000 Index is based.  Russell Investment Group’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell Investment Group and of the Russell 2000 Index, which is determined, composed and calculated by Russell Investment Group without regard to Morgan Stanley or the notes.  Russell Investment Group is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell Investment Group makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell Investment Group reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL INVESTMENT GROUP DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENT GROUP SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  RUSSELL INVESTMENT GROUP MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  RUSSELL INVESTMENT GROUP MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENT GROUP HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the notes.

Market Disruption Event

Market disruption event means, with respect to the index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion: (i)(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and (ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to this issuance of the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

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Discontinuance of the Russell 2000® Index; Alteration of Method of Calculation

If Russell Investments discontinues publication of the index and Russell Investments or another entity (including the agent) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent index closing value shall be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to the issuer and to The Depository Trust Company ("DTC"), as holder of the notes, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publication of the index is discontinued and such discontinuance is continuing at any time when an index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value at such time in accordance with the formula for calculating the index last in effect prior to such discontinuance, without rebalancing or substitution, using the price at such time (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension or limitation) of each security most recently comprising the index on the relevant exchange.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the notes.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at any time at which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the index or a successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will determine the index closing value, as adjusted.  Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or such successor index as if it had not been modified (i.e., as if such split had not occurred).

July 2011	Page 17